EXHIBIT 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, Ohio, June 28, 2017 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE:WOR) today reported net sales of $845.3 million and net earnings of $56.5 million, or $0.87 per diluted share, for its fiscal 2017 fourth quarter ended May 31, 2017.  In the fourth quarter of the prior year, the Company reported net sales of $714.7 million and net earnings of $58.5 million, or $0.92 per diluted share.  Net earnings in the prior year quarter included a $6.9 million pre-tax gain related to the consolidation of the Worthington Specialty Processing (WSP) joint venture and $1.9 million of pre-tax restructuring charges.  The net after-tax impact of these items increased earnings per diluted share by $0.05.

For the fiscal year ended May 31, 2017, the Company reported net sales of $3.0 billion and net earnings of $204.5 million, or $3.15 per diluted share, up from net earnings of $143.7, or $2.22 per diluted share, in the prior year.  Net sales were up 7%, or $194.4 million year over year, driven primarily by higher average selling prices in Steel Processing.  Net earnings in the current fiscal year were adversely affected by pre-tax restructuring charges totaling $6.4 million, which reduced earnings per diluted share by $0.07.  Impairment and restructuring charges in the prior fiscal year resulted in a net pre-tax charge of $33.1 million, which when combined with the $6.9 million pre-tax gain related to the consolidation of WSP reduced earnings per diluted share by $0.26.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	4Q 2017	3Q 2017	4Q 2016	12M 2017	12M 2016
Net sales	$845.3	$703.4	$714.7	$3,014.1	$2,819.7
Operating income	70.9	34.3	54.0	213.1	122.1
Equity income	25.7	22.7	34.1	110.0	115.0
Net earnings	56.5	35.9	58.5	204.5	143.7
Earnings per diluted share	$0.87	$0.55	$0.92	$3.15	$2.22

We finished our fiscal year with strong results, leading to record annual earnings per share for the Company,” said John McConnell, Chairman and CEO.  “While we benefited from rising steel prices, we also saw increases in volume for Steel Processing with improvements in markets such as agriculture.  Pressure Cylinders performance was steady for the year despite headwinds caused by softness in the oil & gas equipment market, which showed signs of improving in the fourth quarter.  Engineered Cabs also benefited from better agriculture and construction markets.  Our joint venture results were down from a year ago as higher steel prices weighed on WAVE’s results.”  McConnell added, “I want to congratulate all of our employees for an excellent 2017.”

Consolidated Quarterly Results

Net sales for the fourth quarter of fiscal 2017 were $845.3 million, up 18% over the prior year quarter, when net sales were $714.7 million.  Steel Processing accounted for the majority of the increase, as average selling prices and overall volume were both up over the prior year quarter.

Gross margin increased $20.4 million over the prior year quarter to $154.8 million, driven by higher shipments and favorable spreads in Steel Processing and improvements in certain Pressure Cylinders businesses. Pricing spreads in Steel Processing benefited from significantly higher inventory holding gains than in the prior year quarter.

Operating income for the current quarter was $70.9 million, an increase of $16.8 million over the prior year quarter. The improvement in gross margin was partially offset by higher SG&A expense, up $5.0 million on higher profit sharing and bonus expense and transaction costs incurred in connection with the June 2, 2017 acquisition of Amtrol, as discussed below under Recent Business Developments.

Interest expense was $6.6 million for the current quarter, compared to $8.1 million in the prior year quarter.  The decrease was due primarily to lower short-term borrowings.

Equity income from unconsolidated joint ventures decreased $8.4 million from the prior year quarter to $25.7 million on lower contributions from ClarkDietrich, WAVE and ArtiFlex.  The Company received cash distributions of $17.8 million from unconsolidated joint ventures during the quarter for a total of $102.0 million for fiscal 2017, a cash conversion rate of 93% on equity income.

Income tax expense was $30.6 million in the current quarter compared to $24.8 million in the prior year quarter.  The increase was due primarily to favorable discrete items recorded in the prior year quarter.  Tax expense in the current quarter reflects an annual effective rate of 35.2% compared to 29.8% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $578.6 million compared to $577.0 million at February 28, 2017.  The Company had $278.1 million of cash at quarter-end, the majority of which was used in funding the Amtrol acquisition, which closed on June 2, 2017.

Quarterly Segment Results

Steel Processing’s net sales totaled $582.2 million, up 25%, or $116.2 million, over the comparable prior year quarter driven primarily by higher average selling prices.  Operating income of $54.2 million was $13.8 million higher than the prior year quarter on higher direct volume and a favorable pricing spread, which benefited from significantly higher inventory holding gains than the prior year quarter.  The mix of direct versus toll tons processed was 54% to 46% in the current quarter, compared to 52% to 48% in the prior year quarter.

Pressure Cylinders’ net sales totaled $231.5 million, up 6%, or $12.9 million, over the comparable prior year quarter on higher contributions from the oil & gas equipment and industrial products businesses.  Operating income of $18.6 million was $5.7 million higher than the prior year quarter driven primarily by market improvements in the oil & gas equipment business, partially offset by a decline in the alternative fuels business.

Engineered Cabs’ net sales of $29.8 million were up $0.7 million, or 2%, over the prior year quarter on higher volume.  The operating loss of $0.5 million was $1.2 million less than the prior year quarter on lower restructuring charges and the favorable impact of higher volume.

The “Other” category includes the energy innovations business, as well as non-allocated corporate expenses.  Net sales in the “Other” category were $1.8 million, an increase of $0.8 million over the prior year quarter on higher volume in the energy innovations business.  Operating income declined $3.9 million due to increases in accrued legal expense and other non-allocated corporate expenses.

Recent Business Developments

  On June 2, 2017, the Company acquired Amtrol, a leading manufacturer of pressure cylinders and water system tanks with operations in the U.S. and Europe.  The purchase price was approximately $283 million.

  On June 28, 2017, Worthington’s Board of Directors declared a quarterly dividend of $0.21 per share payable on September 29, 2017 to shareholders of record on September 15, 2017.

Outlook

“As we begin our new fiscal year, we are optimistic that we will continue to see improvements in some of our key markets, and we are very pleased to have closed on our largest acquisition to date with the purchase of Amtrol,” McConnell said.  “We think the addition of Amtrol, along with the successful traction of Transformation in Pressure Cylinders, provide good momentum and have us well-positioned for growth.  All of our businesses are focused on continuing to improve through our Transformation in driving lean practices, with innovation and by strengthening our competitive position in the markets we serve.”

Conference Call

Worthington will review fiscal 2017 fourth quarter and fiscal year end results during its quarterly conference call on June 29, 2017, at 10:30 a.m., Eastern Daylight Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2017 fiscal year sales of $3.0 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant, and industrial gases and for cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 84 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans;  future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, earnings potential, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; demand trends for us or our markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts and the ability to improve performance and competitive position at our operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; our ability to successfully integrate Amtrol and the expected benefits, costs and results from the acquisition of Amtrol; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of our products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of our products in markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies; level of imports and import prices in our markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of  healthcare laws in the United States and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results; cyber security risks; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2016.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2017	2016	2017	2016
Net sales	$845,343	$714,671	$3,014,108	$2,819,714
Cost of goods sold	690,513	580,196	2,478,203	2,367,121
Gross margin	154,830	134,475	535,905	452,593
Selling, general and administrative expense	83,554	78,580	316,373	297,402
Impairment of long-lived assets	-	-	-	25,962
Restructuring and other expense	417	1,883	6,411	7,177
Operating income	70,859	54,012	213,121	122,052
Other income (expense):
Miscellaneous income, net	1,280	7,544	3,764	11,267
Interest expense	(6,594)	(8,131)	(29,796)	(31,670)
Equity in net income of unconsolidated affiliates	25,673	34,144	110,038	114,966
Earnings before income taxes	91,218	87,569	297,127	216,615
Income tax expense	30,635	24,831	79,190	58,987
Net earnings	60,583	62,738	217,937	157,628
Net earnings attributable to noncontrolling interests	4,089	4,215	13,422	13,913
Net earnings attributable to controlling interest	$56,494	$58,523	$204,515	$143,715

Basic
Average common shares outstanding	62,792	61,453	62,443	62,469
Earnings per share attributable to controlling interest	$0.90	$0.95	$3.28	$2.30

Diluted
Average common shares outstanding	64,950	63,933	64,874	64,755
Earnings per share attributable to controlling interest	$0.87	$0.92	$3.15	$2.22

Common shares outstanding at end of period	62,802	61,534	62,802	61,534

Cash dividends declared per share	$0.20	$0.19	$0.80	$0.76

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$278,081	$84,188
Receivables, less allowances of $3,444 and $4,579 at May 31, 2017
and May 31, 2016, respectively	486,730	439,688
Inventories:
Raw materials	185,001	162,427
Work in process	95,630	86,892
Finished products	73,303	70,016
Total inventories	353,934	319,335
Income taxes receivable	7,164	10,535
Assets held for sale	9,654	10,079
Prepaid expenses and other current assets	55,406	51,290
Total current assets	1,190,969	915,115
Investments in unconsolidated affiliates	208,591	191,826
Goodwill	247,673	246,067
Other intangible assets, net of accumulated amortization of $63,134 and
$49,532 at May 31, 2017 and May 31, 2016, respectively	82,781	96,164
Other assets	24,841	29,254
Property, plant and equipment:
Total property, plant and equipment	1,309,186	1,269,617
Less: accumulated depreciation	738,697	686,779
Total property, plant and equipment, net	570,489	582,838
Total assets	$2,325,344	$2,061,264

Liabilities and equity
Current liabilities:
Accounts payable	$368,071	$290,432
Short-term borrowings	123	2,651
Accrued compensation, contributions to employee benefit plans and
related taxes	86,201	75,105
Dividends payable	13,698	13,471
Other accrued items	41,551	45,056
Income taxes payable	4,448	2,501
Current maturities of long-term debt	6,691	862
Total current liabilities	520,783	430,078
Other liabilities	61,498	63,487
Distributions in excess of investment in unconsolidated affiliate	63,038	52,983
Long-term debt	571,796	577,491
Deferred income taxes, net	34,300	17,379
Total liabilities	1,251,415	1,141,418
Shareholders' equity - controlling interest	951,635	793,371
Noncontrolling interests	122,294	126,475
Total equity	1,073,929	919,846
Total liabilities and equity	$2,325,344	$2,061,264

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2017	2016	2017	2016
Operating activities:
Net earnings	$60,583	$62,738	$217,937	$157,628
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,639	21,951	86,793	84,699
Impairment of long-lived assets	-	-	-	25,962
Provision for deferred income taxes	8,497	13,423	18,443	7,354
Bad debt expense	159	151	269	346
Equity in net income of unconsolidated affiliates, net of distributions	(7,841)	(12,949)	(8,023)	(29,473)
Net (gain) loss on assets	4,593	(5,363)	7,951	(12,996)
Stock-based compensation	3,085	4,552	14,349	15,836
Gain on previously held equity interest in WSP	-	(6,877)	-	(6,877)
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(5,007)	(10,674)	(39,927)	66,117
Inventories	(13,730)	5,319	(34,599)	66,351
Prepaid expenses and other current assets	8,939	9,003	985	18,327
Other assets	(82)	(511)	1,905	(4,530)
Accounts payable and accrued expenses	643	37,645	67,492	20,180
Other liabilities	(716)	(892)	2,097	4,460
Net cash provided by operating activities	80,762	117,516	335,672	413,384

Investing activities:
Investment in property, plant and equipment	(16,212)	(21,571)	(68,386)	(97,036)
Acquisitions, net of cash acquired	-	-	-	(34,206)
Investments in unconsolidated affiliates	-	-	-	(5,595)
Proceeds from sale of assets	4,464	(89)	5,422	9,797
Net cash used by investing activities	(11,748)	(21,660)	(62,964)	(127,040)

Financing activities:
Net repayments of short-term borrowings	(44)	(28,115)	(2,528)	(85,843)
Proceeds from long-term debt	-	-	-	921
Principal payments on long-term debt	(219)	(218)	(874)	(862)
Proceeds from issuance of common shares, net of tax withholdings	150	2,896	(9,075)	8,707
Payments to noncontrolling interests	(5,481)	-	(15,622)	(9,106)
Repurchase of common shares	-	-	-	(99,847)
Dividends paid	(12,620)	(11,663)	(50,716)	(47,193)
Net cash used by financing activities	(18,214)	(37,100)	(78,815)	(233,223)

Increase in cash and cash equivalents	50,800	58,756	193,893	53,121
Cash and cash equivalents at beginning of period	227,281	25,432	84,188	31,067
Cash and cash equivalents at end of period	$278,081	$84,188	$278,081	$84,188

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2017	2016	2017	2016
Volume:
Steel Processing (tons)	1,074,792	1,028,278	4,070,258	3,523,429
Pressure Cylinders (units)	18,269,337	19,555,999	71,335,613	72,543,097

Net sales:
Steel Processing	$582,215	$466,023	$2,074,869	$1,843,661
Pressure Cylinders	231,543	218,610	829,846	844,898
Engineered Cabs	29,797	29,077	101,388	121,946
Other	1,788	961	8,005	9,209
Total net sales	$845,343	$714,671	$3,014,108	$2,819,714

Material cost:
Steel Processing	$388,523	$289,897	$1,364,508	$1,245,051
Pressure Cylinders	95,333	90,372	338,389	359,802
Engineered Cabs	13,873	13,579	46,062	57,326

Selling, general and administrative expense:
Steel Processing	$38,413	$36,969	$145,523	$132,827
Pressure Cylinders	39,145	37,675	146,850	143,853
Engineered Cabs	4,168	4,249	15,370	18,506
Other	1,828	(313)	8,630	2,216
Total selling, general and administrative expense	$83,554	$78,580	$316,373	$297,402

Operating income (loss):
Steel Processing	$54,225	$40,427	$170,481	$112,001
Pressure Cylinders	18,618	12,896	54,098	28,375
Engineered Cabs	(460)	(1,697)	(7,685)	(19,331)
Other	(1,524)	2,386	(3,773)	1,007
Total operating income	$70,859	$54,012	$213,121	$122,052

Equity income (loss) by unconsolidated affiliate:
WAVE	$20,375	$22,887	$78,253	$82,725
ClarkDietrich	1,598	4,346	17,280	14,635
Serviacero	2,725	3,399	7,197	6,253
ArtiFlex	951	3,183	7,046	10,336
WSP	-	-	-	1,665
Other	24	329	262	(648)
Total equity income	$25,673	$34,144	$110,038	$114,966

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2017	2016	2017	2016
Volume (units):
Consumer products	15,029,233	16,310,645	60,665,420	61,631,907
Industrial products	3,097,971	3,117,260	10,155,628	10,484,892
Alternative fuels	141,496	127,430	512,257	422,630
Oil & gas equipment	637	664	2,308	3,668
Total Pressure Cylinders	18,269,337	19,555,999	71,335,613	72,543,097

Net sales:
Consumer products	$82,464	$81,492	$315,077	$293,222
Industrial products	98,435	94,272	341,222	362,659
Alternative fuels	29,379	27,676	111,282	98,746
Oil & gas equipment	21,265	15,170	62,265	90,271
Total Pressure Cylinders	$231,543	$218,610	$829,846	$844,898

The following provides detail of impairment of long-lived assets and restructuring and other expense included in operating income (loss) by segment.

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2017	2016	2017	2016
Impairment of long-lived assets:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	22,962
Engineered Cabs	-	-	-	3,000
Other	-	-	-	-
Total impairment of long-lived assets	$-	$-	$-	$25,962

Restructuring and other expense (income):
Steel Processing	$332	$322	$1,828	$4,110
Pressure Cylinders	246	708	3,411	392
Engineered Cabs	(159)	511	1,219	3,570
Other	(2)	342	(47)	(895)
Total restructuring and other expense	$417	$1,883	$6,411	$7,177

Contacts:
CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com